Exhibit 99.11

1900 K Street, N.W. Washington, DC 20006 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

December 29, 2025

abrdn Asia-Pacific Income Fund, Inc.

1900 Market Street, Suite 200

Philadelphia, PA 19103

Dear Ladies and Gentlemen:

We have acted as counsel for abrdn Asia-Pacific Income Fund, Inc. (the “Acquiring Fund”), a corporation duly organized and validly existing under the laws of the State of Maryland, in connection with the Acquiring Fund’s Registration Statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), relating to the transfer of all of the assets of abrdn Global Income Fund, Inc. (the “Target Fund”) into the Acquiring Fund in exchange solely for newly issued common stock of the Acquiring Fund, par value of $0.01 per share (although cash may be distributed in lieu of fractional shares), and the assumption by the Acquiring Fund of all or substantially all liabilities of the Target Fund. We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion, and we are familiar with the Acquiring Fund’s Articles of Amendment and Restatement (“Articles of Amendment”) and Amended and Restated By-Laws, each as amended to date.

Based upon the foregoing, we are of the opinion that the Acquiring Fund’s shares to be registered pursuant to the Registration Statement, when it is made effective, will have been validly authorized and legally and validly issued and, subject to the qualifications set forth in the Articles of Amendment, will be fully paid and non-assessable by the Acquiring Fund.

The opinions expressed herein are limited to the Maryland General Corporation Law, and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Maryland. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of the State of Maryland. The opinions expressed herein are given as of the date hereof.

In rendering this opinion we have assumed, without independent verification: (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that any resolutions provided have been duly adopted by the Board of Directors of the Acquiring Fund (the “Directors”); (iv) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of the Acquiring Fund on which we have relied for the purposes of this opinion are true and correct; and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted that would limit, supersede or modify the items described above. Where documents are referred to in resolutions approved by the Directors, or in the Registration Statement, we assume such documents are the same as in the most recent form provided to us, whether as an exhibit to the Registration Statement or otherwise.

abrdn Asia-Pacific Income Fund, Inc. Page 2

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Acquiring Fund’s Registration Statement and in any revised or amended versions thereof, unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP